Exhibit 99.1

Contact:
Marshall Loeb, President and CEO
Brent Wood, CFO
EastGroup Properties Announces	(601) 354-3555

Second Quarter 2022 Results

Second Quarter 2022 Results

•Net Income Attributable to Common Stockholders of $1.09 Per Diluted Share for Second Quarter 2022 Compared to $0.69 Per Diluted Share for Second Quarter 2021 (Gains on Sales of Real Estate Investments Were $11 Million, or $0.25 Per Diluted Share, for Second Quarter 2022; There Were No Sales in Second Quarter 2021)
•Funds from Operations of $1.72 Per Share for Second Quarter 2022 Compared to $1.47 Per Share for Second Quarter 2021, an Increase of 17.0%
•Same Property Net Operating Income for the Same Property Pool Excluding Income From Lease Terminations Increased 9.5% on a Cash Basis and 7.7% on a Straight-Line Basis for Second Quarter 2022 Compared to the Same Period in 2021
•The Operating Portfolio was 99.1% Leased and 98.5% Occupied as of June 30, 2022; Average Occupancy of the Operating Portfolio was 98.1% for Second Quarter 2022
•Rental Rates on New and Renewal Leases Increased an Average of 37.2% on a Straight-Line Basis
•Acquired Tulloch Corporation, the Owner of an Industrial Real Estate Portfolio Located within the San Francisco and Sacramento Markets, Comprised of 14 Properties Totaling Approximately 1.7 Million Square Feet and Two Land Parcels Totaling 10.5 Acres
•Acquired 229,000 Square Feet of Value-Add Properties for $47 Million
•Acquired 116.8 Acres of Development Land (In Addition to the Land Owned by Tulloch Corporation) for $35 Million
•Started Construction of Three Development Projects Containing 522,000 Square Feet with Projected Total Costs of $70 Million
•Transferred Three Development and Value-Add Projects Totaling 842,000 Square Feet to the Operating Portfolio, Which Are Collectively 99% Leased
•Development and Value-Add Program Consisted of 28 Projects in 15 Cities (4.6 Million Square Feet) at June 30, 2022 with a Projected Total Investment of $558 Million
•Sold One Operating Property in Houston Containing 42,000 Square Feet for $13 Million (Gain of $11 Million Not Included in FFO)
•Declared 170th Consecutive Quarterly Cash Dividend: $1.10 Per Share
•Issued and Funded $150 Million of Unsecured Debt During the Quarter with a 10-Year Term and a Fixed Interest Rate of 3.03%

JACKSON, MISSISSIPPI, July 26, 2022 - EastGroup Properties, Inc. (NYSE: EGP) (the “Company”, “we”, “us” or “EastGroup”) announced today the results of its operations for the three and six months ended June 30, 2022.

Commenting on EastGroup’s performance, Marshall Loeb, CEO, stated, “Our team achieved a strong 17% growth in FFO per share during second quarter as a result of record highs in our leasing, occupancy and same store net operating income. Market conditions remain buoyant with strong tenant demand and rising rents. Even with the positive operating environment, however, we are mindful of unease in the global economy and the impact of rising interest rates on capital markets. As such, we are listening carefully to our tenants and prospects for any signs of a

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

potential slowdown. In the near term, we are taking advantage of our strong balance sheet to selectively pursue development and value add opportunities where we have a high degree of confidence. Longer term, I remain bullish on the continued growth prospects for our shallow bay, last mile, Sunbelt market portfolio. My confidence stems from two facts. First, our team and our portfolio have performed well through several up and down economic cycles over the years. Secondly, there are a number of long-term secular trends, such as supply chain logistics, e-commerce adoption, Sunbelt population migration, etc. that I believe will continue to incrementally fuel our growth.”

EARNINGS PER SHARE

Three Months Ended June 30, 2022
On a diluted per share basis, earnings per common share (“EPS”) were $1.09 for the three months ended June 30, 2022, compared to $0.69 for the same period of 2021. The Company’s property net operating income (“PNOI”) increased by $14,499,000 ($0.34 per share) for the three months ended June 30, 2022, as compared to the same period of 2021. EastGroup recognized gains on sales of real estate investments of $10,647,000 ($0.25 per share) during the three months ended June 30, 2022; there were no sales during the same period of 2021. In addition, depreciation and amortization expense increased by $6,112,000 ($0.14 per share) during the three months ended June 30, 2022, as compared to the same period of 2021.

Six Months Ended June 30, 2022
Diluted EPS for the six months ended June 30, 2022 were $2.62 compared to $1.37 for the same period of 2021. PNOI increased by $26,359,000 ($0.63 per share) for the six months ended June 30, 2022, as compared to the same period of 2021. EastGroup recognized gains on sales of real estate investments of $40,999,000 ($0.98 per share) during the six months ended June 30, 2022; there were no sales during the same period of 2021. Depreciation and amortization expense increased by $12,140,000 ($0.29 per share) during the six months ended June 30, 2022, as compared to the same period of 2021.

FUNDS FROM OPERATIONS AND PROPERTY NET OPERATING INCOME

Three Months Ended June 30, 2022
For the three months ended June 30, 2022, funds from operations attributable to common stockholders (“FFO”) were $1.72 per share compared to $1.47 per share during the same period of 2021, an increase of 17.0%.

PNOI increased by $14,499,000, or 20.2%, during the three months ended June 30, 2022, compared to the same period of 2021. PNOI increased $6,229,000 from newly developed and value-add properties, $6,150,000 from same property operations (based on the same property pool), and $3,106,000 from 2021 and 2022 acquisitions; PNOI decreased $811,000 from operating properties sold in 2021 and 2022.

The same property pool PNOI Excluding Income from Lease Terminations increased 7.7% on a straight-line basis for the three months ended June 30, 2022, compared to the same period of 2021; on a cash basis (excluding straight-line rent adjustments and amortization of above/below market rent intangibles), Same PNOI increased 9.5%.

On a straight-line basis, rental rates on new and renewal leases (4.8% of total square footage) increased an average of 37.2% during the three months ended June 30, 2022.

Six Months Ended June 30, 2022
FFO for the six months ended June 30, 2022, was $3.41 per share compared to $2.92 per share during the same period of 2021, an increase of 16.8%.

PNOI increased by $26,359,000, or 18.6%, during the six months ended June 30, 2022, compared to the same period of 2021. PNOI increased $11,776,000 from newly developed and value-add properties, $10,793,000 from same property operations (based on the same property pool), and $5,510,000 from 2021 and 2022 acquisitions; PNOI decreased $1,481,000 from operating properties sold in 2021 and 2022.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

The same property pool PNOI Excluding Income from Lease Terminations increased 7.6% on a straight-line basis for the six months ended June 30, 2022, compared to the same period of 2021; on a cash basis (excluding straight-line rent adjustments and amortization of above/below market rent intangibles), Same PNOI increased 9.0%.

On a straight-line basis, rental rates on new and renewal leases (10.0% of total square footage) increased an average of 35.2% during the six months ended June 30, 2022.

The same property pool for the three and six months ended June 30, 2022 includes properties which were included in the operating portfolio for the entire period from January 1, 2021 through June 30, 2022; this pool is comprised of properties containing 43,349,000 square feet.

FFO, PNOI and Same PNOI are non-GAAP financial measures, which are defined under Definitions later in this release.  Reconciliations of Net Income to PNOI and Same PNOI, and Net Income Attributable to EastGroup Properties, Inc. Common Stockholders to FFO are presented in the attached schedule “Reconciliations of GAAP to Non-GAAP Measures.”

ACQUISITIONS AND DISPOSITIONS

In April 2022, the Company acquired Zephyr Distribution Center in the Hayward submarket within the San Francisco Bay area, near 13 other EastGroup owned properties totaling 943,000 square feet, which are currently 100% leased. The 82,000 square foot distribution building was acquired for $29,017,000, is currently 42% leased, and is in the lease-up phase of the development and value-add portfolio.

Also in April 2022, EastGroup closed on the acquisition of Mesa Gateway Commerce Center, located near the entrance to the Mesa Gateway Airport, for $18,315,000. This recently constructed 147,000 square foot building reached 100% leased post closing, and is currently in the lease-up phase of the development and value-add portfolio. The property will be transferred to the operating portfolio once occupied, which is anticipated in November 2022.

In addition to the Zephyr Distribution Center acquisition in California, in June 2022, EastGroup closed the acquisition of Tulloch Corporation, the owner of an industrial real estate portfolio located within the San Francisco and Sacramento markets. The portfolio consists of 14 properties totaling approximately 1.7 million square feet and two land parcels totaling 10.5 acres. The properties are currently 100% leased to 37 tenants with an average remaining lease term of approximately 3 years. The two land parcels will allow for the future development of approximately 215,000 square feet. EastGroup acquired Tulloch Corporation for consideration consisting of 1,868,809 newly issued shares of EastGroup common stock, at a negotiated price of $190 per share, and the assumption of a $60,000,000 loan, which EastGroup repaid in early June with no penalty. The Company’s California portfolio now includes approximately 7.6 million square feet, which had average rent growth on new and renewal leases of 54.1% on a straight-line basis for the six months ended June 30, 2022. The California portfolio represents 21% of the Company’s total annualized base rent and is 99.7% leased as of June 30, 2022.

During the second quarter, the Company acquired 45.7 acres of development land in Houston, known as Cypress Preserve Land, for $14,724,000. The Company has future plans to construct six buildings totaling approximately 670,000 square feet over time on this site. This land is located in the same master planned industrial business park as Cypress Preserve 1 & 2, which EastGroup acquired as a 50% leased value-add opportunity in March 2022.

In April 2022, EastGroup purchased 28.1 acres, known as Homestead Commerce Park Land, for $15,790,000. The site is located in Miami, and there are future plans to construct four buildings totaling approximately 400,000 square feet.

In June 2022, the Company acquired 43.0 acres of undeveloped land in Atlanta for $4,048,000. The site, known as Braselton 1 & 2 Land, will accommodate the future development of two buildings containing approximately 350,000 square feet.
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

Subsequent to quarter-end in July, the Company acquired Access Point 3, a recently constructed 299,000 square foot building, for approximately $21,100,000. The property is located in the I-385 South submarket in Greenville, South Carolina, adjacent to the Company’s Access Point 1 and 2 properties, which are 100% leased. Access Point 3 is 50% leased as of July 25, 2022, and is currently in the lease-up phase of the development and value-add portfolio.

Also subsequent to quarter-end in July, EastGroup closed on the acquisition of two land parcels. One site is 17.8 acres of undeveloped land in San Antonio. This parcel was acquired for approximately $4,800,000 and will accommodate the future development of three buildings containing approximately 225,000 square feet. The other site is 33.2 acres located in Greenville and was acquired for approximately $1,200,000. The Company has future plans to construct a building containing approximately 200,000 square feet on this site.

In May 2022, EastGroup sold a 42,000 square foot service center building in Houston for approximately $13,300,000. The sale generated a gain of $10,647,000, which is included in Gain on sales of real estate investments; this gain is excluded from FFO.

DEVELOPMENT AND VALUE-ADD PROPERTIES

During the second quarter of 2022, EastGroup began construction of three new development projects in Miami, Orlando and Houston. The buildings will contain a total of 522,000 square feet and have projected total costs of $70,200,000.

The development projects started during the first six months of 2022 are detailed in the table below:

Development Projects Started in 2022	Location	Size	Anticipated Conversion Date	Projected Total Costs
		(Square feet)		(In thousands)

SunCoast 11	Fort Myers, FL	79,000	11/2022	$9,900
World Houston 47	Houston, TX	139,000	12/2022	19,100
Arlington Tech 3	Fort Worth, TX	77,000	10/2023	10,300
Horizon West 4	Orlando, FL	295,000	10/2023	28,700
Hillside 1	Greenville, SC	122,000	12/2023	11,600
Horizon West 1	Orlando, FL	97,000	12/2023	13,200
Gateway 2	Miami, FL	133,000	02/2024	23,700
Steele Creek 11 & 12	Charlotte, NC	241,000	02/2024	24,900
Springwood 1 & 2	Houston, TX	292,000	05/2024	33,300
Total Development Projects Started		1,475,000		$174,700

At June 30, 2022, EastGroup’s development and value-add program consisted of 28 projects (4,609,000 square feet) in 15 cities. The projects, which were collectively 52% leased as of July 25, 2022, have a projected total cost of $557,600,000, of which $164,747,000 remained to be funded as of June 30, 2022.

During the second quarter of 2022, EastGroup transferred three projects to the operating portfolio (at the earlier of 90% occupancy or one year after completion/value-add acquisition date). The projects, which are located in Greenville, Tampa and San Diego, contain 842,000 square feet and were collectively 99% leased as of July 25, 2022.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

The development and value-add properties transferred to the operating portfolio during the first six months of 2022 are detailed in the table below:

Development and Value-Add Properties Transferred to the Operating Portfolio in 2022	Location	Size	Conversion Date	Cumulative Cost as of 6/30/22	Percent Leased as of 7/25/22
		(Square feet)		(In thousands)

Access Point 1 (1)	Greenville, SC	156,000	01/2022	$12,917	100%
Speed Distribution Center	San Diego, CA	519,000	03/2022	72,460	100%
Access Point 2 (1)	Greenville, SC	159,000	05/2022	12,305	100%
Grand Oaks 75 3	Tampa, FL	136,000	06/2022	11,516	100%
Siempre Viva 3-6 (1)	San Diego, CA	547,000	06/2022	133,415	99%
Total Projects Transferred		1,517,000		$242,613	100%

Projected Stabilized Yield (2)	6.2%

(1) This value-add project was acquired by EastGroup.
(2) Weighted average yield based on estimated annual property net operating income on a straight-line basis at 100% occupancy divided by projected total costs.

Subsequent to quarter-end, EastGroup began construction of Cass White 1 & 2 in Atlanta, which will contain 296,000 square feet with a projected total cost of $31,900,000.

DIVIDENDS

EastGroup declared a cash dividend of $1.10 per share in the second quarter of 2022. The second quarter dividend, which was paid on July 15, 2022, was the Company’s 170th consecutive quarterly cash distribution to shareholders.  The Company has increased or maintained its dividend for 29 consecutive years and has increased it 26 years over that period, including increases in each of the last 10 years.  The annualized dividend rate of $4.40 per share yielded 2.7% on the closing stock price of $164.87 on July 25, 2022.

FINANCIAL STRENGTH AND FLEXIBILITY

EastGroup continues to maintain a strong and flexible balance sheet.  Debt-to-total market capitalization was 19.5% at June 30, 2022.  The Company’s interest and fixed charge coverage ratio was 9.14x and 9.35x for the three and six months ended June 30, 2022, respectively. The Company’s ratio of debt to earnings before interest, taxes, depreciation and amortization for real estate (“EBITDAre”) was 4.95x and 5.08x for the three and six months ended June 30, 2022, respectively. EBITDAre is a non-GAAP financial measure defined under Definitions later in this release. A reconciliation of Net Income to EBITDAre is presented in the attached schedule “Reconciliations of GAAP to Non-GAAP Measures.”

During the three months ended March 31, 2022, EastGroup issued and sold 385,538 shares of common stock under its continuous common equity offering program at an average price of $194.53 per share, providing aggregate net proceeds to the Company of approximately $74,179,000. There were no shares issued or sold under the continuous common equity offering program during the three months ended June 30, 2022.

In January 2022, the Company and a group of lenders agreed to terms on the private placement of $150,000,000 of senior unsecured notes with a fixed interest rate of 3.03% and a 10-year term. The notes, dated February 3, 2022, were issued and sold on April 20, 2022 and require interest-only payments. The notes will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

In June 2022, the Company agreed to terms with a bank on a $75,000,000 senior unsecured term loan with interest- only payments, bearing interest at the annual rate of SOFR plus an applicable margin based on the Company’s
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

senior unsecured long-term debt rating and consolidated leverage ratio. In July, the Company added an additional $50,000,000 tranche with the same terms other than the maturity date. The loan is expected to close in the third quarter of 2022 and will have a five-year term and a two-year term on the $75,000,000 and $50,000,000 tranches, respectively. The Company also entered into interest rate swap agreements to convert the loan’s SOFR rate component to a fixed interest rate for the entire term of the loan, providing a total effective fixed interest rate of 4.00% and 4.09% on the $75,000,000 and $50,000,000 tranches, respectively.

Subsequent to quarter-end, the Company and a group of lenders agreed to terms on the private placement of two senior unsecured notes totaling $150,000,000. One note for $75,000,000 has an 11-year term and an interest rate of 4.90% with semi-annual interest-only payments. The other $75,000,000 note has a 12-year term and an interest rate of 4.95% with semi-annual interest-only payments. The notes are expected to be issued and sold in October 2022. The notes will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

OUTLOOK FOR 2022

We now estimate that EastGroup’s EPS for 2022 will be in the range of $4.03 to $4.15.  Our estimated FFO per share attributable to common stockholders for 2022 is now estimated to be in the range of $6.84 to $6.96. The table below reconciles projected net income attributable to common stockholders to projected FFO. The Company is providing a projection of estimated net income attributable to common stockholders solely to satisfy the disclosure requirements of the U.S. Securities and Exchange Commission.

EastGroup’s projections are based on management’s current beliefs and assumptions about our business, the industry and the markets in which we operate; there are known and unknown risks and uncertainties associated with these projections. We assume no obligation to update publicly any forward-looking statements, including our outlook for 2022, whether as a result of new information, future events or otherwise. Please refer to the “Forward-Looking Statements” disclosures included in this earnings release and “Risk Factors” disclosed in our annual and quarterly reports filed with the Securities and Exchange Commission for more information.

	Low Range		High Range
	Q3 2022	Y/E 2022	Q3 2022	Y/E 2022
	(In thousands, except per share data)

Net income attributable to common stockholders	$31,416	171,888	34,030	177,012
Depreciation and amortization	43,053	161,103	43,053	161,103
Gain on sales of real estate investments	—	(40,999)	—	(40,999)
Funds from operations attributable to common stockholders	$74,469	291,992	77,083	297,116

Diluted shares	43,569	42,703	43,569	42,703
Per share data (diluted):
Net income attributable to common stockholders	$0.72	4.03	0.78	4.15
Funds from operations attributable to common stockholders	1.71	6.84	1.77	6.96

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

The following assumptions were used for the mid-point:

Metrics	Revised Guidance for Year 2022	April Earnings Release Guidance for Year 2022	Actual for Year 2021
FFO per share	$6.84 - $6.96	$6.69 - $6.81	$6.09
FFO per share increase over prior year	13.3%	10.8%	13.2%
Same PNOI growth: cash basis(1)	8.0% -9.0%(2)	6.9% - 7.9%(2)	5.7%
Average month-end occupancy - operating portfolio	97.3% - 98.3%	97.0% - 98.0%	97.1%
Lease termination fee income	$2.5 million	$1.5 million	$1.4 million
Recoveries (reserves) of uncollectible rent (No identified bad debts for Q3-Q4)	($675,000)	($1.0 million)	$475,000
Development starts:
Square feet	3.2 million	3.0 million	2.8 million
Projected total investment	$350 million	$300 million	$341 million
Value-add property acquisitions (Projected total investment)	$125 million	$125 million	$178 million
Operating property acquisitions	$360 million	$30 million	$108 million
Operating property dispositions (Potential gains on dispositions are not included in the projections)	$70 million	$70 million	$45 million
Unsecured debt closing in period	$525 million at 3.82% weighted average interest rate	$400 million at 3.59% weighted average interest rate	$175 million at 2.40% weighted average interest rate
Common stock issuances	$75 million	$250 million	$274 million
General and administrative expense	$16.9 million	$17.2 million	$15.7 million

(1) Excludes straight-line rent adjustments, amortization of market rent intangibles for acquired leases and income from lease terminations.

(2) Includes properties which have been in the operating portfolio since 1/1/21 and are projected to be in the operating portfolio through 12/31/22; includes 43,273,000 square feet.

DEFINITIONS

The Company’s chief decision makers use two primary measures of operating results in making decisions: (1) funds from operations attributable to common stockholders (“FFO”) and (2) property net operating income (“PNOI”), as defined below.

FFO is computed in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”).  Nareit’s guidance allows preparers an option as it pertains to whether gains or losses on sale, or impairment charges, on real estate assets incidental to a real estate investment trust’s (“REIT’s”) business are excluded from the calculation of FFO. EastGroup has made the election to exclude activity related to such assets that are incidental to our business. FFO is calculated as net income (loss) attributable to common stockholders computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains and losses from sales of real estate property (including other assets incidental to the Company’s business) and impairment losses, adjusted for real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

PNOI is defined as Income from real estate operations less Expenses from real estate operations (including market-based internal management fee expense) plus the Company’s share of income and property operating expenses from its less-than-wholly-owned real estate investments. EastGroup sometimes refers to PNOI from Same Properties as “Same PNOI” in this press release and the accompanying reconciliation; the Company also presents Same PNOI
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

Excluding Income from Lease Terminations. The Company presents Same PNOI and Same PNOI Excluding Income from Lease Terminations as a property-level supplemental measure of performance used to evaluate the performance of the Company’s investments in real estate assets and its operating results on a same property basis. The Company believes it is useful to evaluate Same PNOI Excluding Income from Lease Terminations on both a straight-line and cash basis. The straight-line basis is calculated by averaging the customers’ rent payments over the lives of the leases; GAAP requires the recognition of rental income on a straight-line basis. The cash basis excludes adjustments for straight-line rent and amortization of market rent intangibles for acquired leases; cash basis is an indicator of the rents charged to customers by the Company during the periods presented and is useful in analyzing the embedded rent growth in the Company’s portfolio. “Same Properties” is defined as operating properties owned during the entire current period and prior year reporting period. Operating properties are stabilized real estate properties (land including building and improvements) that make up the Company’s operating portfolio. Properties developed or acquired are excluded from the same property pool until held in the operating portfolio for both the current and prior year reporting periods. Properties sold during the current or prior year reporting periods are also excluded.

FFO and PNOI are supplemental industry reporting measurements used to evaluate the performance of the Company’s investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry’s calculations of PNOI and FFO provides supplemental indicators of the properties’ performance since real estate values have historically risen or fallen with market conditions.  PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs.  Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company’s financial performance.

The Company’s chief decision makers also use Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) in making decisions. EBITDAre is computed in accordance with standards established by Nareit and defined as Net Income, adjusted for gains and losses from sales of real estate investments, non-operating real estate and other assets incidental to the Company’s business, interest expense, income tax expense, depreciation and amortization. EBITDAre is a non-GAAP financial measure used to measure the Company’s operating performance and its ability to meet interest payment obligations and pay quarterly stock dividends on an unleveraged basis.

EastGroup’s chief decision makers also use its Debt-to-EBITDAre ratio, a non-GAAP financial measure calculated by dividing the Company’s debt by its EBITDAre, in analyzing the financial condition and operating performance of the Company relative to its leverage.

The Company’s interest and fixed charge coverage ratio is a non-GAAP financial measure calculated by dividing the Company’s EBITDAre by its interest expense. This ratio provides a basis for analysis of the Company’s leverage, operating performance and its ability to service the interest payments due on its debt.

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its second quarter, review the Company’s current operations, and present its updated earnings outlook for 2022 on Wednesday, July 27, 2022, at 11:00 a.m. Eastern Time.  A live broadcast of the conference call is available by dialing 1-888-346-0688 (conference ID: EastGroup) or by webcast through a link on the Company’s website at www.eastgroup.net.  If you are unable to listen to the live conference call, a telephone and webcast replay will be available until Wednesday, August 3, 2022.  The telephone replay can be accessed by dialing 1-877-344-7529 (access code 6120146), and the webcast replay can be accessed through a link on the Company’s website at www.eastgroup.net.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available under Quarterly Results in the Investor Relations section of the Company’s website at www.eastgroup.net or upon request by calling the Company at 601-354-3555.
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

COMPANY INFORMATION

EastGroup Properties, Inc. (NYSE: EGP), a member of the S&P Mid-Cap 400 and Russell 1000 Indexes, is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona, California and North Carolina.  The Company’s goal is to maximize shareholder value by being a leading provider in its markets of functional, flexible and quality business distribution space for location sensitive customers (primarily in the 15,000 to 70,000 square foot range).  The Company’s strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets.  The Company’s portfolio, including development projects and value-add acquisitions in lease-up and under construction, currently includes approximately 55.1 million square feet.  EastGroup Properties, Inc. press releases are available on the Company’s website at www.eastgroup.net.

FORWARD-LOOKING STATEMENTS

The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “expects,” “anticipates,” “believes,” “targets,” “intends,” “should,” “estimates,” “could,” “continue,” “assume,” “projects,” “goals,” or “plans” and variations of such words or similar expressions or the negative of such words, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements reflect the Company’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the Company and on assumptions it has made. Although the Company believes that its plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, the Company can give no assurance that such plans, intentions, expectations or strategies will be attained or achieved. Furthermore, these forward-looking statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to:

•international, national, regional and local economic conditions;
•the duration and extent of the impact of the coronavirus (“COVID-19”) pandemic, including any COVID-19 variants or the efficacy or availability of COVID-19 vaccines, on our business operations or the business operations of our tenants (including their ability to timely make rent payments) and the economy generally;
•disruption in supply and delivery chains;
•construction costs could increase as a result of inflation impacting the costs to develop properties;
•increase in interest rates and ability to raise equity capital on attractive terms;
•financing risks, including the risks that our cash flows from operations may be insufficient to meet required payments of principal and interest, and we may be unable to refinance our existing debt upon maturity or obtain new financing on attractive terms or at all;
•our ability to retain our credit agency ratings;
•our ability to comply with applicable financial covenants;
•the competitive environment in which the Company operates;
•fluctuations of occupancy or rental rates;
•potential defaults (including bankruptcies or insolvency) on or non-renewal of leases by tenants, or our ability to lease space at current or anticipated rents, particularly in light of the significant uncertainty as to the conditions under which current or potential tenants will be able to operate physical locations in the future;
•potential changes in the law or governmental regulations and interpretations of those laws and regulations, including changes in real estate laws or REIT or corporate income tax laws, and potential increases in real property tax rates;
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

•our ability to maintain our qualification as a REIT;
•acquisition and development risks, including failure of such acquisitions and development projects to perform in accordance with projections;
•natural disasters such as fires, floods, tornadoes, hurricanes and earthquakes;
•pandemics, epidemics or other public health emergencies, such as the outbreak of COVID-19;
•the terms of governmental regulations that affect us and interpretations of those regulations, including the costs of compliance with those regulations, changes in real estate and zoning laws and increases in real property tax rates;
•credit risk in the event of non-performance by the counterparties to our interest rate swaps;
•the discontinuation of London Interbank Offered Rate;
•lack of or insufficient amounts of insurance;
•litigation, including costs associated with prosecuting or defending claims and any adverse outcomes;
•our ability to attract and retain key personnel;
•risks related to the failure, inadequacy or interruption of our data security systems and processes;
•the consequences of future terrorist attacks or civil unrest; and
•environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us.

All forward-looking statements should be read in light of the risks identified in Part I, Item 1A. Risk Factors within the Company’s most recent Annual Report on Form 10-K and in its subsequent Quarterly Reports on Form 10-Q.
The Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
REVENUES
Income from real estate operations	$118,498	99,562	231,450	197,479
Other revenue	55	13	77	27
	118,553	99,575	231,527	197,506
EXPENSES
Expenses from real estate operations	32,546	28,057	63,610	55,877
Depreciation and amortization	37,461	31,349	73,802	61,662
General and administrative	4,226	4,486	8,536	8,522
Indirect leasing costs	116	134	291	464
	74,349	64,026	146,239	126,525
OTHER INCOME (EXPENSE)
Interest expense	(8,970)	(8,181)	(17,080)	(16,457)
Gain on sales of real estate investments	10,647	—	40,999	—
Other	284	210	562	411
NET INCOME	46,165	27,578	109,769	54,935
Net income attributable to noncontrolling interest in joint ventures	(26)	(20)	(50)	(38)
NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	46,139	27,558	109,719	54,897
Other comprehensive income (loss) - interest rate swaps	6,841	(1,263)	22,669	6,951
TOTAL COMPREHENSIVE INCOME	$52,980	26,295	132,388	61,848

BASIC PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$1.09	0.69	2.63	1.38
Weighted average shares outstanding	42,211	40,068	41,729	39,871
DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$1.09	0.69	2.62	1.37
Weighted average shares outstanding	42,316	40,165	41,838	39,965

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	$46,139	27,558	109,719	54,897
Depreciation and amortization	37,461	31,349	73,802	61,662
Company’s share of depreciation from unconsolidated investment	31	34	62	68
Depreciation and amortization from noncontrolling interest	(6)	—	(9)	—
Gain on sales of real estate investments	(10,647)	—	(40,999)	—
FUNDS FROM OPERATIONS (“FFO”) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$72,978	58,941	142,575	116,627

NET INCOME	$46,165	27,578	109,769	54,935
Interest expense (1)	8,970	8,181	17,080	16,457
Depreciation and amortization	37,461	31,349	73,802	61,662
Company’s share of depreciation from unconsolidated investment	31	34	62	68
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“EBITDA”)	92,627	67,142	200,713	133,122
Gain on sales of real estate investments	(10,647)	—	(40,999)	—
EBITDA FOR REAL ESTATE (“EBITDAre”)	$81,980	67,142	159,714	133,122

Debt	$1,623,536	1,316,129	1,623,536	1,316,129
Debt-to-EBITDAre ratio	4.95	4.90	5.08	4.94
DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$1.09	0.69	2.62	1.37
FFO attributable to common stockholders	$1.72	1.47	3.41	2.92
Weighted average shares outstanding for EPS and FFO purposes	42,316	40,165	41,838	39,965

(1)  Net of capitalized interest of $2,699 and $2,157 for the three months ended June 30, 2022 and 2021, respectively; and $4,943 and $4,394 for the six months ended June 30, 2022 and 2021, respectively.

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Continued)
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

NET INCOME	$46,165	27,578	109,769	54,935
Gain on sales of real estate investments	(10,647)	—	(40,999)	—
Interest income	(6)	(3)	(6)	(4)
Other revenue	(55)	(13)	(77)	(27)
Indirect leasing costs	116	134	291	464
Depreciation and amortization	37,461	31,349	73,802	61,662
Company’s share of depreciation from unconsolidated investment	31	34	62	68
Interest expense (1)	8,970	8,181	17,080	16,457
General and administrative expense (2)	4,226	4,486	8,536	8,522
Noncontrolling interest in PNOI of consolidated joint ventures	(32)	(16)	(53)	(31)
PROPERTY NET OPERATING INCOME (“PNOI”)	86,229	71,730	168,405	142,046
PNOI from 2021 and 2022 acquisitions	(3,142)	(36)	(5,546)	(36)
PNOI from 2021 and 2022 development and value-add properties	(8,237)	(2,008)	(15,116)	(3,340)
PNOI from 2021 and 2022 operating property dispositions	(70)	(881)	(237)	(1,718)
Other PNOI	102	(73)	112	(127)
SAME PNOI (Straight-Line Basis)	74,882	68,732	147,618	136,825
Net lease termination fee income from same properties	(864)	(18)	(1,091)	(594)
SAME PNOI EXCLUDING INCOME FROM LEASE TERMINATIONS (Straight-Line Basis)	74,018	68,714	146,527	136,231
Straight-line rent adjustments for same properties	(143)	(1,128)	(1,045)	(2,589)
Acquired leases - market rent adjustment amortization for same properties	(108)	(245)	(228)	(438)
SAME PNOI EXCLUDING INCOME FROM LEASE TERMINATIONS (Cash Basis)	$73,767	67,341	145,254	133,204

(1) Net of capitalized interest of $2,699 and $2,157 for the three months ended June 30, 2022 and 2021, respectively; and $4,943 and $4,394 for the six months ended June 30, 2022 and 2021, respectively.

(2) Net of capitalized development costs of $2,617 and $1,591 for the three months ended June 30, 2022 and 2021, respectively; and $5,086 and $3,280 for the six months ended June 30, 2022 and 2021, respectively.